Silver Dragon Reports on Exploration Targets in China

Beijing, China--(Newsfile Corp. - May 2, 2012) - Silver Dragon Resources Inc. (OTCQB: SDRG) (“the Company”) is pleased to announce that its 40% equity owned joint venture Sanhe Sino-Top Resources & Technologies, Ltd. (“Sino-Top'') has commenced this year’s approved exploration program on three of its properties in Northern China. The exploration targets include 4,000 meters (incl. 1,000 meters contingency) drilling, 3,000 meters tunneling, and 500 meters trenching at Dadi; 4,000 meters (incl. 1,000 meters contingency) drilling, 700 meters tunneling and 500 meters trenching at Laopandao; 4,000 meters drilling and 5,000 meters trenching at Aobaotugounao.

“We continue to aggressively develop our assets in China” commented Marc Hazout, President and CEO of Silver Dragon Resources. “We have seen great success with Dadi and Laopandao and our Partners HIC and Shengda share in our enthusiasm to grow our resource base and develop all of our properties in the Erbahuo silver belt. This year, we are accelerating exploration at our Aobaotugounao property and preparing our Dadi project for production with the submission of our mining licence application with the ministry.”

About Aobaotugounao

The Aobaotugounao property covers a total of 21.07 km2. It is approximately 9km northwest of Tongxing Township, Keshiketeng County, Inner Mongolia. Geologically, it is characterized by a hydrothermal vein Ag-polymetallic deposit within Jurassic volcanic series. Recent geological work on the property has identified 16 alteration zones, three of which are Ag-Pb mineralization zones. Major alterations are limonitization, siliconization, chloritization and fluoritization. A geophysical survey has suggested the possible existence of silver, lead, zinc and copper mineralization zones below 150 meters from surface. The 4,000 meter drilling planned for Aobaotugounao will help further define the existing mineral zones as well as identify additional mineral zones within the exploration area.

About Sino-Top

Sanhe Sino-Top Resources & Technologies, Ltd. (“Sino-Top'') was originally incorporated in 2003 as a Chinese company wholly-owned by Huaguan Industrial Corp. (“HIC''), a subsidiary of the state-owned North China Geological Exploration Bureau. Sino-Top became an American-Chinese joint venture in 2005. Silver Dragon Resources Inc. acquired Sino-Top in 2006, and currently owns 40% of Sino-Top after having sold 50% of its ownership interest to its Chinese partners. The Chinese side partners, led by Gansu Shengda Group Ltd. (“Shengda”), at 52%, and HIC, at 8%, collectively together own 60% of Sino-Top. Sino-Top holds exclusive exploration and development rights to six properties in northern China (Inner Mongolia), covering a total area of 139 km2. Sino-Top won the prestigious Prospector/Explorer of the Year Award for its Dadi Silver Polymetallic Project, at the China Mining Congress & Expo 2009 held in Tianjin, China, during October 20-22, 2009.

About Dadi

Dadi is one of the six exploration properties of Sanhe Sino-Top Resources and Technologies Ltd. ("Sino-Top"), a Chinese company that holds exclusive exploration rights to these properties, located in the prolific Erbahuo Silver District in Inner Mongolia, China. Silver Dragon Resources Inc. has a 40% ownership interest in Sino-Top. The Dadi exploration area, covering 12.48 square kilometers, is located in the Mesozoic volcanic basin in Keshiketeng County, Inner Mongolia, China (see Project location Map at:http://www.silverdragonresources.com/_img/China_Project_Location_Map.jpg).

Geologically, the Dadi property is located in the south edge of the Daxinganling metallogenic belt and at the joint between the Daxinganling mountain chain (with north-east direction) and the Xilamulunhe structure belt which trends in an east-west direction. These two structural belts are also two major ore-forming belts of China. This entire tectonic setting provides a dynamic geologic environment for the development of mineralizing systems. The major exposed rocks in the Dadi Property are Upper Jurassic Baiyingaolao Formation dacitic tuffaceous lava, dacitic tuff, rhyolitic tuff, and tuffaceous sandstone and conglomerate, among which dacitic tuffaceous lava and dacitic tuff are the main host rocks of mineralization.

A preliminary NI 43-101 feasibility study of the Dadi property was completed in Q3-2011, with the results presented in a Technical Report prepared by Southampton Associates Inc. of Toronto, Canada (see press release of September 7, 2011).

About Laopandao

The Laopandao exploration area covers 44.88 square kilometers and is located approximately 650 kilometers north by northeast of Beijing in Chifeng, Inner Mongolia (see Project location Map at: http://www.silverdragonresources.com/_img/China_Project_Location_Map.jpg).

Mineralization zones have been identified in the northern, central, and southern portions of the exploration area. The most significant recent discovery was the existence of Silver, Tin, Copper and Lead mineralization on the peripheries of a previously identified tin mineralized zone. The mineralization is mainly a continental volcanic-sedimentary rock altered strata-bound mineral type.

Silver Dragon and its Chinese Joint Venture partners have completed a major surface and underground exploration program at Laopandao during the 2010 exploration season. Since 2006, a total of 7,174 surface trenching, 14,632 meters of diamond drilling, 2,822 meters of underground exploration-development (tunneling) has been completed to help define the resource potential on the property culminating in the preparation of a preliminary assessment.

An initial NI 43-101 report for the Laopandao property was completed in Q4 2011 (see press release of December 7, 2011).

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing, its six Sino-Top properties in China (particularly Dadi and Laopandao), and its Erbahuo Silver mine (via its Chifeng Silver Dragon subsidiary), also in China. For more information, please visit the Company's website at: www.silverdragonresources.com (available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical, such as statements regarding the exploration and development of the Dadi silver-polymetallic project, outcome and timing for the completion of further assays and metal amounts in partial assay results, are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur.

Contact

Silver Dragon Resources Inc.
Marc Hazout, President or Alessandro Motta, Investor Relations
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com